UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 17, 2005

HAIRMAX INTERNATIONAL, INC.
(Exact Name of Registrant as Specified in Charter)

Nevada (State or Other Jurisdiction of Incorporation)	13-3422912 (I.R.S. Employer Identification No.)

9900 West Sample Road, Coral Springs, FL 33065 (Address of Principal Executive Offices) (Zip Code)	000-30212 (Commission File Number)

(954) 825-0299 (Registrant's Telephone Number, Including Area Code)

This Current Report on Form 8-K is filed by Hairmax International, Inc., a Nevada corporation (the “Registrant”), in connection with the items set forth below.

ITEM 8.01 Other Events

On March 17, 2005, the Board of Directors of the Registrant met, and, based on its review of the unaudited results of operations for the Registrant and its portfolio companies for fiscal 2004, the advice and counsel of the Registrant’s financial consultants and a review of the 2005 business plan for the Registrant, the Board of Directors decided to formally terminate the Registrant’s legal status as a “business development company,” as defined under Section 2(a)(48) of the Investment Company Act of 1940, as amended. The Board authorized the Registrant’s legal counsel to file a Form N-54C with the Commission, terminating the election which the Registrant made on July 1, 2004 to be regulated under Sections 55 to 65 of the Investment Company Act. The filing by the Registrant of a Form N-54C was previously authorized by action by written consent in lieu of a meeting of a majority of the Registrant’s shareholders.

In addition, the Board of Directors authorized the Registrant to complete phase two of the Plan of Exchange, dated December 28, 2004 (the “Plan of Exchange”), pursuant to which the Registrant will issue 20,000,000 shares of common stock to the shareholders of Arcotect Digital Technology Limited, a corporation organized and existing under the laws of the Hong Kong SAR of the Peoples’ Republic of China (“Arcotect”), and in exchange therefor the shareholders of Arcotect will transfer all of their shares of capital stock to the Registrant. The end result of the exchange will be that the Registrant will acquire Arcotect, with the latter becoming a wholly-owned subsidiary of the Registrant. The transactions contemplated by the Plan of Exchange have been previously disclosed in the Registrant’s Current Report on Form 8-K, filed with the Commission on December 29, 2004.

Finally, the Board of Directors authorized the Registrant to seek a buyer or buyers for its Hairmax of Florida, Inc. and Cleaning Express USA, Inc. portfolio companies, which experienced substantial losses from operations for the year ended December 31, 2004. In the event that a buyer can not be found for these two portfolio companies, the Board of Directors authorized the Registrant to liquidate these companies.

The Registrant will make timely filings with the Commission to reflect the consummation of any transactions that may result from the actions taken at the Board of Directors meeting. The transactions authorized by the Board of Directors and the issuance by the Registrant of 20,000,000 additional shares of common stock to the shareholders of Arcotect pursuant to the Plan of Exchange will not result in a change in control of the Registrant.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HAIRMAX INTERNATIONAL, INC.

Dated: March 17, 2005	By:	/s/ Ng Chi Shing
By: Ng Chi Shing
Title: President

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